Exhibit (g)(2)

[       ], 2025

[Name]

[Title]

Aether Infrastructure & Natural Resources Fund

1900 Sixteenth Street, Suite 825

Denver, CO 80202

Re:	Aether Infrastructure & Natural Resources Fund (the “Fund”)

Dear [                        ]:

Pursuant to the Investment Management Agreement between the Fund and Aether Investment Partners, LLC (“Aether”) dated [      ], 2025, Aether is entitled to investment management fees at an annual rate of 1.60%, payable monthly in arrears, of the Fund’s net assets as of month-end. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Aether agrees irrevocably that it shall waive 0.30% of the investment management fees payable to it until the earlier of (i) the date that is one year from the effective date of the Fund’s registration statement or (ii) the date on which the gross proceeds that have been received by the Fund from investors, in aggregate, exceed $150 million.

Aether Investment Partners, LLC

By:
Name:
Title:

Your signature below acknowledges acceptance of this Agreement:

Aether Infrastructure & Natural Resources Fund

By:
Name:
Title: